Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We  consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus (Form S-3), and to the incorporation by reference therein of our report dated May 18, 2017 (except for Note 2, as to which the date is April 19, 2018), with respect to the consolidated financial statements of Cherokee Inc. (the “Company”), included in the Company’s Annual Report (Form 10-K) for the year ended February 3, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 26, 2018